For Immediate Release:
September 15, 2004


                        HARVEY ELECTRONICS, INC. REPORTS
                        --------------------------------

 STRONG INCREASE IN PROFITABILITY FOR THIRD QUARTER AND NINE MONTHS ENDED
                                 JULY 31, 2004
 ------------------------------------------------------------------------

          24% INCREASE IN PRE-TAX INCOME, 41.2% GROSS PROFIT MARGIN AND
              3.1% COMPARABLE STORE SALES INCREASE FOR NINE MONTHS
              ----------------------------------------------------


Lyndhurst, NJ - On September 15, 2004, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced the profitable third quarter and nine months results ended July 31, 2004. The prior fiscal year, 2003, was a fifty-three week year as compared to fifty-two weeks for fiscal 2004. As a result, the Company's first quarter of fiscal 2004 included thirteen weeks as compared to fourteen weeks for the same quarter in fiscal 2003.

The Company's pre-tax income for the thirty-nine weeks ended July 31, 2004 increased approximately 23.8% to $786,000 from $635,000 for the forty weeks ended August 2, 2003. Net income for the thirty-nine weeks ended July 31, 2004 increased approximately 36.6% to $526,000 from $385,000 for the forty weeks ended August 2, 2003.

The Company's pre-tax income for the third quarter of fiscal 2004 increased to $60,000 from $23,000 for the same quarter last year. Net income for the third quarter of fiscal 2004 increased to $90,000, after a $30,000 tax benefit, as compared to $13,000 for the same quarter last year.

For the thirty-nine weeks ended July 31, 2004, Earnings before interest taxes, depreciation and amortization, ("EBITDA") aggregated $1,439,000, as compared to $1,479,000 for the forty weeks ended August 2, 2003. (EBITDA for the first nine months of 2004 was calculated as follows: pre-tax income of $786,000, plus interest of $150,000 and depreciation and amortization of $503,000. EBITDA for the first nine months of fiscal 2003 was calculated as follows: pre-tax income of $635,000, plus interest of $263,000 and depreciation and amortization of $581,000).

For the third quarter of fiscal 2004, EBITDA aggregated $269,000 as compared to $303,000 for the same quarter last year. (EBITDA for the third quarter of fiscal 2004 is calculated as follows: pre-tax income of $60,000 plus interest of $39,000 and depreciation and amortization of $170,000. EBITDA for the third quarter of fiscal 2003 is calculated as follows: pre-tax income of $23,000 plus interest of $88,000 and depreciation and amortization of $192,000).

As previously reported, net sales for the third quarter ended July 31, 2004, aggregated $10,043,000, an increase of $137,000 or 1.4% from the same quarter last year. Comparable store sales for the third quarter of fiscal 2004 increased approximately $195,000 or 2% from the same quarter last year.

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


Press Release
Page 2
September 15, 2004


For the thirty-nine weeks ended July 31, 2004, net sales aggregated $32,785,000 and remained consistent with net sales for the forty weeks ended August 2, 2003. It is important to note that fiscal 2003 was a fifty-three week year, as the first quarter of fiscal 2003 included fourteen weeks. As a result, comparable store sales for the thirty-nine weeks ended July 31, 2004 increased approximately $991,000 or 3.1% from the same period last year.

Mr. Franklin Karp, President of Harvey Electronics stated, "Our third quarter and nine month results were stronger than anticipated. Comparable store sales, our strong gross profit margin and our pre-tax income for the nine month period all increased from the prior year."

"Plasma, LCD and micro-display flat panel televisions, as well as the Company's professional custom installation services continued to drive our business in the third quarter. However, we are also pleased to see increases in our higher margin audio business for the second quarter in a row, as we have better demonstrated and bundled the sale of these products with the video products driving the industry."

Mr. Karp continued, "Our overall gross profit margin of over 41% continues to be strong, due to the increase in sales of higher margin accessories, extended warranties, labor, and an 8% increase in our profitable custom installation business. Continued improvement of these sales categories continues to be a major focus for Harvey."

Mr. Joseph Calabrese, Chief Financial Officer noted "It is important to note that while the Company recorded an income tax equivalent provision of $260,000 for the nine months ended July 31, 2004, this provision will not materially affect the Company's ultimate tax liability as Harvey is utilizing net operating loss carryforwards. As a result, we believe pre-tax income and EBITDA are key financial measurements of our Company's operations and performance."

Mr. Calabrese concluded, "Comparable selling, general and administrative expenses for the first nine months of fiscal 2004 have increased 2.6% as compared to the same period last year, demonstrating the Company's ability to control expenses, despite the rising costs associated with our personnel and occupancy. I am also pleased to report a 43% decline in interest expense for the first nine months of fiscal 2004, due primarily from reduced borrowings and lower costs relating to our new credit facility."

Mr. Karp concluded, "We plan to continue to hire additional personnel to support the planned expansion of our custom installation initiatives. These services are profitable for Harvey and differentiate us in the market. We are excited about the new service initiatives and additionally by the new Harvey showroom in Bridgewater, New Jersey, which is expected to open in early 2005. We are optimistic about the fourth quarter and the overall results of fiscal 2004."

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion",



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Press Release
Page 3
September 15, 2004


and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

Harvey Electronics is the leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue. The Company's newest Harvey showroom, expected to open in early 2005 in Bridgewater, New Jersey, will be the Company's tenth store. Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top ten retailer of the year", five years in a row.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a high-definition plasma flat screen, LCD or DLP television, DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

For more information and showroom locations, visit our new website at www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, President,
         E-mail: fkarp@harveyonline.com or
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660


         (See financial table)

Press Release
Page 4
9/15/04


    Harvey Electronics, Inc. Announces Nine Month and Third Quarter Profits

                            Harvey Electronics, Inc.
                            Statements Of Operations
                                   (Unaudited)


                                                      Thirty-nine        Forty         Thirteen          Thirteen
                                                     Weeks Ended       Weeks Ended     Weeks Ended      Weeks Ended
                                                       July 31,         August 2,       July 31,         August 2,
                                                         2004             2003            2004             2003
                                                         ----             ----            ----             ----

Net sales .........................................   $ 32,784,753   $ 32,784,134   $ 10,042,783    $  9,905,657
Interest and other income .........................         48,324         56,702         26,164           6,000
                                                            ------         ------         ------           -----
                                                        32,833,077     32,840,836     10,068,947       9,911,657
                                                        ----------     ----------     ----------       ---------

Cost of sales .....................................     19,267,409     19,373,356      5,888,883       5,772,800
Selling, general and administrative expenses ......     12,630,325     12,568,874      4,080,844       4,028,026
Interest expense ..................................        149,685        263,197         38,940          87,429
                                                           -------        -------         ------          ------
                                                        32,047,419     32,205,427     10,008,667       9,888,255
                                                        ----------     ----------     ----------       ---------

Income before income taxes (benefit) ..............        785,658        635,409         60,280          23,402
Income taxes (benefit) ............................        260,000        250,000        (30,000)         10,000
                                                           -------        -------        -------          ------
                                                           525,658        385,409         90,280          13,402

Preferred Stock dividend requirement ..............         52,722         52,722         17,574          17,574
                                                            ------         ------         ------          ------
Net income (loss) applicable to Common Stock ......   $    472,936   $    332,687   $     72,706    ($     4,172)
                                                      ============   ============   ============    ============

Net income (loss) per share applicable to common shareholders:

  Basic ...........................................   $       0.14   $       0.10   $       0.02    ($      0.00)
                                                      ============   ============   ============    ============
  Diluted .........................................   $       0.12   $       0.08   $       0.02    ($      0.00)
                                                      ============   ============   ============    ============

Shares used in the calculation of net income (loss)
   per common share:
  Basic ...........................................      3,324,525      3,324,525      3,324,525       3,324,525
                                                         =========      =========      =========       =========
  Diluted .........................................      4,029,912      4,036,265      3,397,143       3,324,525
                                                         =========      =========      =========       =========

               Balance Sheet Information:

                       July 31, 2004
                         (Unaudited)  November 1, 2003
                         -----------  ----------------
Current Assets ......   $ 8,359,000   $ 8,362,000
Current Liabilities .     5,421,000     5,412,000
Working Capital .....     2,938,000     2,950,000
Total Assets ........    11,835,000    12,325,000
Long-Term Liabilities     1,975,000     2,968,000
Shareholders' Equity      4,439,000     3,945,000